AMENDMENT TO EMPLOYMENT AGREEMENT

BY AND AMONG ENB FINANCIAL CORPORATION, THE EPHRATA NATIONAL
BANK, AND WILLIAM KITSCH

ENB Financial Corp. (“Corporation”), The Ephrata National Bank (“Bank”), and William Kitsch (“Executive”) (collectively, the “Parties”) are Parties to that certain Employment Agreement by and among them made October 28, 2022 (the “Employment Agreement”).

WHEREAS, Executive desires to renew the Employment Agreement, as amended below, once the current term expires; and

WHEREAS, The Parties desire to amend the Employment Agreement to reflect mutually agreed upon revisions to the Covenant Not to Compete section of the Employment Agreement, as set forth below;

NOW THEREFORE, the Parties hereby agree as follows, effective as of April 24, 2025:

1.	The Parties hereby agree that in Section 9 of the Employment Agreement titled “Covenant Not to Compete,” Subsections 9(a), 9(a)(i) and 9(a)(ii) are hereby amended by and replaced with the following revised Subsections 9(a), 9(a)(i) and 9(a)(ii):

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during employment and for two years following termination of employment regardless of the reason for termination, Executive shall not, except as otherwise permitted in writing by the Bank, or except as otherwise mutually agreed to by the Parties in writing in the event Executive becomes engaged in the position of Chief Executive Officer (CEO) of another firm, corporation, or enterprise engaged in the banking or financial services industry:

(i)	(A) in any county in which, as of the date of Executive’s termination, a branch, office or other facility of the Corporation or the Bank is located or in any county contiguous to such county, or (B) in the area which is within 25 miles from any branch office or other facility of the Corporation or Bank (“Non-Competition Area”), be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period; except that notwithstanding the above, Executive is not prohibited, during the two year period following termination of employment regardless of the reason for termination, from being engaged solely as a director or consultant of any person, firm, corporation or enterprise engaged in the banking (including bank holding company) or financial services industry in the Non-Competition Area;

(ii)	engage directly in the sales of financial products or business development activities for any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area.

All other terms of the Employment Agreement by and among the Parties dated October 28, 2022 remain in full force and effect.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have caused this Agreement to be duly executed as of the day and year written below.

ATTEST:	ENB FINANCIAL CORP
/s/ Adrienne L. Miller	By /s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer
Date: April 24, 2025	President and CEO
ATTEST:	THE EPHRATA NATIONAL BANK

/s/ Adrienne L. Miller	By /s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer
Date: April 24, 2025	President and CEO
EXECUTIVE
/s/ William Kitsch
William Kitsch

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